EXHIBIT 99.1

Predictive Oncology Reports Third Quarter 2024 Financial Results and Provides Strategic Update

Company initiates process to explore a broad range of strategic alternatives to maximize shareholder value

PITTSBURGH, Nov. 13, 2024 (GLOBE NEWSWIRE) -- Predictive Oncology (Nasdaq: POAI), a science driven company leveraging its proprietary artificial intelligence and machine learning capabilities, extensive biorepository of tumor samples, and CLIA laboratory, to accelerate oncologic drug discovery and enable drug development, today reported financial and operating results for the quarter ended September 30, 2024, and provided a corporate update. The Company reported a loss from continuing operations of approximately $2.3 million on total revenue of $345,686 for the quarter.

Predictive Oncology also announced today that the company’s Board of Directors, working with a strategic advisor, has initiated a process to evaluate a broad range of strategic alternatives intended to maximize shareholder value. Possible alternatives can include, but are not limited to, a sale of the company, a sale of an asset or assets of the company, or a licensing transaction. There can be no assurance that a transaction will occur. Management plans to provide additional updates on this process as developments warrant.

Q3 2024 and Recent Highlights:

  Announced the results of an additional study that successfully demonstrated the long-term stability and viability of the more than 150,000 cryopreserved patient tumor samples stored within the Company’s proprietary biobank.
    The samples stored in the biobank had originally been tested and cryopreserved between 2008 and 2016.
    The samples continue to produce drug response data that is consistent with their original clinical testing results.
    Concordance of drug response results between the original fresh patient sample testing and long-term cryogenically stored tumor material from the same patient was 100%.
    Predictive Oncology released a new white paper that discusses this study, and the importance of tumor sample viability, which can be found here.
  Entered the $51.5 billion biomarker discovery market following compelling results from retrospective ovarian cancer study with UPMC Magee-Womens Hospital:
    Predictive Oncology published a white paper on the biomarker discovery opportunity, which can be found here.
  Implemented a cost savings initiative intended to further streamline Predictive Oncology’s operations, extend its cash runway, and support its new focus on novel biomarker discovery. The initiative reduced the Company’s run rate for cash used in operating activities by approximately 20% on an annualized basis.
  Raised additional funding of $1.3 million in July through a warrant inducement transaction.

“The strategic repositioning of the company that I initiated upon assuming the role of CEO in October 2022 has led to significant opportunities, both as a partner to leading global drug developers as well as for our own platform,” said Raymond F. Vennare, Chief Executive Officer and Chairman of Predictive Oncology. “This is highlighted by our announcement last quarter that, as a result of our successful work with UPMC Magee-Womens Hospital, we expanded our AI/ML offering to pursue the discovery of novel biomarkers capable of predicting patient outcomes and drug responses, beginning with ovarian cancer. The implication here is notable in that, with our unique portfolio of assets that include our proprietary biobank of primary tumor samples and decades of drug response data, we are uniquely positioned to play a meaningful role in the early discovery of new cancer therapeutics as well as their ongoing development.”

“Notwithstanding our progress, we believe the opportunities in front of us are underappreciated by the capital markets, and in an effort to create sustained shareholder value, we have initiated a process to evaluate a broad range of strategic alternatives. Together with the cost savings initiative that we implemented last quarter that will reduce our cash burn by around 20% annually, we believe these actions have the potential to unlock significant value.”

“In parallel, we are engaged in ongoing discussions with several prospective partners that have the potential to generate revenue for our company should we be successful in executing one or more collaborations. We are well positioned to be a leader in the rapidly evolving field of AI-driven drug discovery and development,” Mr. Vennare concluded.

Considering Predictive Oncology’s ongoing process to evaluate strategic alternatives, the Company has elected not to host an investor conference call this quarter. Predictive plans to host a corporate update call in the near future as developments warrant.

Q3 2024 Financial Summary:

  Concluded the third quarter of 2024 with $3.1 million of cash and cash equivalents, compared to $8.7 million as of December 31, 2023, and $2.0 million in stockholders’ equity as of September 30, 2024, compared to $8.3 million as of December 31, 2023. During the quarter, the Company raised $1.3 million in gross proceeds through the exercise of 958,117 warrants.
  Basic and diluted loss from continuing operations per common share for the quarter ended September 30, 2024, was $(0.36), compared to $(0.68) for the quarter ended September 30, 2023.

Q3 2024 Financial Results:

  The Company recorded revenue of $345,686 for the third quarter of 2024, compared to $676,626 for the comparable period in 2023. Revenue for the three months ended September 30, 2024, was primarily derived from the Eagan operating segment, while revenue for the three months ended September 30, 2023, was primarily derived from the Pittsburgh operating segment. The decrease in revenue from the comparative period was primarily due to decreased sales of tumor-specific 3D cell culture models from the Pittsburgh operating segment, offset by increased sales of STREAMWAY systems during the third quarter of 2024 from the Eagan operating segment.
  General and administrative expenses decreased by $761,949 to $1,582,671 for the three months ended September 30, 2024, compared to $2,344,620 for the comparable period in 2023. The decrease was primarily due to decreased employee compensation related to lower headcount related expenses and severance for former employees.
  Operations expenses decreased by $5,274 to $633,422 for the three months ended September 30, 2024, compared to $638,696 for the comparable period in 2023. The minor decrease was primarily due to decreased cloud computing expenses resulting from cost saving efforts, offset by increased costs associated with our Pittsburgh laboratory including supplies and maintenance.
  Sales and marketing expenses decreased by $87,789 to $246,650 for the three months ended September 30, 2024, compared to $334,439 for the comparable period in 2023. The decrease was primarily due to lower employee compensation including sales commissions.
  Net cash used in operating activities of continuing operations was $8,913,589 and $9,060,285 for the nine months ended September 30, 2024, and 2023, respectively. Cash used in operating activities decreased in the 2024 period primarily because of changes in working capital.

Forward-Looking Statements:

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, the risks related to the success of our collaboration arrangements, commercialization activities and product sales levels by our collaboration partners, and other factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:
Tim McCarthy, CFA
LifeSci Advisors, LLC
tim@lifesciadvisors.com

PREDICTIVE ONCOLOGY INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$3,078,955	$8,728,660
Accounts receivable	463,834	277,641
Inventories	504,380	480,803
Prepaid expense and other assets	442,513	512,078
Current assets of discontinued operations	77,726	79,249
Total current assets	4,567,408	10,078,431

Property and equipment, net	402,909	491,214
Intangibles, net	221,473	241,339
Lease right-of-use assets	2,203,935	2,598,091
Other long-term assets	102,509	105,509
Non-current assets of discontinued operations	-	902,665
Total assets	$7,498,234	$14,417,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,141,922	$1,334,064
Note payable	195,776	150,408
Accrued expenses and other liabilities	1,517,242	1,542,948
Derivative liability	1	1,376
Contract liabilities	257,393	302,499
Lease liability	496,788	444,897
Current liabilities of discontinued operations	207,644	174,839
Total current liabilities	3,816,766	3,951,031

Other long-term liabilities	10,046	5,459
Lease liability – net of current portion	1,704,453	2,130,977
Non-current liabilities of discontinued operations	-	58,002
Total liabilities	5,531,265	6,145,469

Stockholders’ equity:
Preferred stock, 20,000,000 shares authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 shares outstanding as of September 30, 2024, and December 31, 2023	792	792
Common stock, $.01 par value, 200,000,000 shares authorized, 6,666,993 and 4,062,853 shares outstanding as of September 30, 2024, and December 31, 2023, respectively	66,670	40,629
Additional paid-in capital	180,156,184	175,992,242
Accumulated deficit	(178,256,677)	(167,761,883)
Total stockholders’ equity	1,966,969	8,271,780

Total liabilities and stockholders’ equity	$7,498,234	$14,417,249

PREDICTIVE ONCOLOGY INC. CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$345,686	$676,626	$1,012,232	$1,308,102
Cost of sales	196,919	97,868	535,511	367,461
Gross profit	148,767	578,758	476,721	940,641

Operating expenses:
General and administrative expense	1,582,671	2,344,620	5,834,783	6,823,324
Operations expense	633,422	638,696	2,188,936	2,099,974
Sales and marketing expense	246,650	334,439	1,268,824	1,112,412
Total operating expenses	2,462,743	3,317,755	9,292,543	10,035,710
Total operating (loss)	(2,313,976)	(2,738,997)	(8,815,822)	(9,095,069)
Other income	36,378	47,838	64,497	118,618
Other expense	(5,822)	(60,671)	(9,393)	(60,671)
Gain on derivative instruments	7	3,463	1,375	11,724
Loss from continuing operations	(2,283,413)	(2,748,367)	(8,759,343)	(9,025,398)
Loss from discontinued operations	(811,277)	(415,083)	(1,735,451)	(1,483,222)
Net (loss)	$(3,094,690)	$(3,163,450)	$(10,494,794)	$(10,508,620)

Loss per common share, basic and diluted:
Loss from continuing operations	(0.36)	(0.68)	(1.74)	(2.26)
Loss from discontinued operations	(0.13)	(0.10)	(0.34)	(0.37)
Net (loss) per common share, basic and diluted	$(0.48)	$(0.78)	$(2.08)	$(2.63)

Weighted average shares used in computation – basic and diluted	6,396,221	4,031,356	5,046,227	3,998,887